UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2008
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	0-21923	36-3873352
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

727 North Bank Lane	60045
Lake Forest, Illinois	(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers.
     (e) On April 9, 2008, the Compensation Committee of Wintrust Financial Corporation (the “Company”) approved a new Cash Incentive and Retention Plan (the “Plan”) that will allow the Company to provide cash compensation to the Company’s and its subsidiaries’ officers and employees, including each of the Company’s “named executive officers,” as such term is defined in Item 403(a)(3) of Regulation S-K. The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors or such other committee of the Board of Directors as may be designated by the Board of Directors from time to time. The Compensation Committee has not approved any awards under the Plan.
     The Plan generally provides for the grants of cash awards, as determined by the Committee, that may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment. The performance criteria established by the Committee must relate to one or more of the criteria specified in the Plan, which includes: earnings, earnings growth, revenues, stock price, return on assets, return on equity, improvement of financial ratings, achievement of balance sheet or income statement objectives and expenses. These criteria may relate to the Company, a particular line of business or a specific subsidiary of the Company.
     All awards under the Plan will be evidenced by a Cash Incentive and Retention Award Agreement. The Committee has not yet adopted or approved the form of award agreement.
     The Plan is included as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference into this Item 5.02. The foregoing description of the Plan is qualified in its entirety by reference to the terms thereof included as Exhibit 10.1 to this Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Cash Incentive and Retention Plan

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: April 15, 2008

Exhibit Index

Exhibit No.	Description

10.1	Cash Incentive and Retention Plan

3